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                                                                     EXHIBIT  23


COOPERS                                            COOPERS & LYBRAND L.L.P.
&LYBRAND                                           a professional services firm






CONSENT OF INDEPENDENT ACCOUNTS

We consent to the incorporation by reference in the registration statement of Phoenix Information Systems Corp. on Form S-8 related to the Consulting and Services Compensation Agreement, as amended, of our report dated May 30, 1996, on our audits of the consolidated financial statements of Phoenix Information Systems Corp. and subsidiaries as of March 31, 1996 and 1995 and for the years ended March 31, 1996, 1995 and 1994 and cumulative for the period from April 1, 1991, through March 31, 1996, which report is included in the annual report on Form 10-K.



/s/ COOPERS & LYBRAND L.L.P.
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Tampa, Florida
June 19, 1996